Exhibit 99.1

FOR IMMEDIATE RELEASE
For: Authentidate Holding Corp.

Investor Contacts:
Robert Schatz
Wolfe Axelrod Weinberger Assoc. LLC
(212) 370-4500; (212) 370-4505 fax

The Department of Veterans Affairs Approves Authentidate’s Electronic House Call Solution

for National Deployment and Use

BERKELEY HEIGHTS, NJ - July 17, 2012 — Authentidate Holding Corp. (Nasdaq: ADAT), a provider of secure web-based software applications and telehealth products and services for healthcare organizations, today announced that the Department of Veterans Affairs (VA) has successfully completed the test-in phase for Authentidate’s Electronic House Call™ (EHC) vital signs monitoring device and web service and has given its approval for VA facilities throughout the country to order and use the EHC solution. VA facilities can use the EHC solution to remotely monitor patients and enhance patient care for veterans in their national Care Coordination Home Telehealth program. As a new vendor to the VA, Authentidate was required to test their solution in a limited deployment before a national rollout to ensure VA implementation criteria was met. A summary of Authentidate’s telehealth program status with the VA is as follows:

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The VA tested the EHC and the web service in a pilot program in several field locations and approved the EHC solution for VA field deployment and use in their national telehealth program throughout the United States and its territories.

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The EHC solution incorporates the most current VA approved Disease Management Protocols (DMPs) available, including comprehensive DMPs for Chronic Heart Failure, Chronic Obstructive Pulmonary Disease, Depression, Diabetes, Hypertension, and Weight Management (TeleMOVE).

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The EHC is compatible with all of the peripherals presently used in the VA telehealth program and we believe that it can be easily tailored to interact with additional standard peripherals that may be used by the VA in the future.

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Authentidate started shipping EHC units to the VA Denver Acquisitions and Logistics Center (DALC), the centralized ordering and distribution facility for the entire VA, during its recently completed 2012 fiscal year and is processing orders for additional units as we move into our next fiscal year.

•	Authentidate’s Interactive Voice Response (IVR) telehealth solution is currently undergoing pilot testing for field deployment and use in the VA’s national telehealth program.

Clinicians use the EHC or the IVR solution to remotely monitor their patients’ vital signs and gather qualitative information about their patients’ health to supplement in-person visits and help improve patient compliance with their care plans. Clinicians can review their patients’ remote monitoring session results securely using Authentidate’s web-based application and remotely manage or adjust their patients’ care plans, medication reminders and related information. Clinicians can also use the web-based application to provide disease-specific education to their patients in real-time through the EHC or IVR solutions.

In April 2011, we announced that we had received a contract from the VA as a supplier for its telehealth program and subsequently announced in April 2012 that the VA exercised its first one-year option to extend the term of our contract, which also includes three additional one-year options. During the term of this contract, we will provide to VA facilities, subject to purchase orders, our telehealth devices and solutions.

Gavin Stewart, Vice President Business Development at Authentidate said, “Authentidate has worked closely with the VA over the last year to ensure that we deliver a quality solution to our veterans and the care coordinators who care for them, including the new comprehensive VA approved DMPs that we have incorporated into our EHC and IVR offerings. We are very pleased to receive the VA’s approval to begin the national rollout of our EHC solution and believe our IVR solution, which is undergoing pilot testing, will be close behind. We learned a lot in our work with the VA personnel over the past year and this has benefited our products and service offerings in a way that we believe positions the company for success. We also believe that our IVR solution, once approved for national deployment, provides a significant growth opportunity for the company and will further support the VA in its efforts to deliver the best care possible to our veterans.”

About Authentidate Holding Corp.

Authentidate Holding Corp. is a provider of secure web-based software applications and telehealth products and services that enable healthcare organizations to coordinate care for patients and enhance related administrative and clinical workflows. Authentidate’s products and services enable healthcare organizations to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. Authentidate’s telehealth solutions combine Electronic House Call, an FDA 510(k) cleared in-home patient vital signs monitoring system, or the Interactive Voice Response system with a web application that streamlines patient monitoring. Delivered as Software as a Service (SaaS), customers only require an Internet connection and web browser to access our web-based applications thereby utilizing previous investments in systems and technology. The company’s healthcare customers and users include leading homecare companies, health systems, physician groups and governmental entities. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

For more information, visit the company’s website at www.authentidate.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. ExpressMD is a trademark of our subsidiary ExpressMD Solutions, LLC. All other trade names are the property of their respective owners.

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